Exhibit (m)(3)

DISTRIBUTION AND SERVICE AGENT AGREEMENT

between

FIDELITY DISTRIBUTORS CORPORATION

and

CAPITAL MANAGEMENT OF THE CAROLINAS, LLC

with respect to shares of

THE NORTH CAROLINA CAPITAL MANAGEMENT TRUST:

CASH PORTFOLIO

WHEREAS, Fidelity Distributors Corporation ("Distributors"), a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts 02109, has entered into a Distribution and Service Plan (the "Plan,") with The North Carolina Capital Management Trust (the "Trust"), an open-end, diversified, management investment company organized as a Massachusetts business trust with principal offices at 82 Devonshire Street, Boston, Massachusetts 02109, on behalf of Cash Portfolio, a series of the Trust (the "Portfolio") and Fidelity Management & Research Company, an investment adviser with principal offices at 82 Devonshire Street, Boston, Massachusetts 02109, pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"); and

WHEREAS, Distributors has entered into a General Distribution Agreement with the Portfolio; and

WHEREAS, Distributors wishes to retain Capital Management of the Carolinas, LLC ("CMC"), a North Carolina limited liability corporation with its principal place of business at 1520 South Boulevard, Suite 230, Charlotte, NC 28203, to provide certain distribution and shareholder services required under the Plan;

NOW THEREFORE, the parties hereto enter into this Amended and Restated Agreement (the "Agreement") as of the 1st day of August, 2008, on the following terms and conditions:

1. Subject to the overall supervision of Distributors and the Board of Trustees of the Trust, Distributors hereby retains CMC to provide facilities, personnel and a program with respect to the marketing and promotional activities of the Portfolio. Without limiting the generality of the foregoing, CMC shall accomplish the following: (i) formulate and implement marketing and promotional activities, including but not limited to direct mail promotions, regional orientation meetings and financial management seminars; (ii) prepare and contract for printing of a periodic newsletter and the mailing and distribution thereof, such newsletter to be distributed to participating local units and to provide information regarding the Portfolio and items of technical and general interest to local treasurers and/or other financial officials; (iii) provide office space and equipment, telephone facilities and dedicated personnel as necessary to provide the services hereunder; (iv) arrange and contract for the preparation and printing of sales literature and seminar materials and the mailing and distribution thereof; (v) bear the expenses of printing (not including typesetting) and distributing prospectuses to other than existing shareholders, (vi) obtain, evaluate and provide to Distributors such information, analyses and opinions with respect to marketing and promotional activities as Distributors may, from time to time, reasonably request in connection with its reporting and informational responsibilities to the Portfolio; and (vii) organize and maintain a Portfolio advisory board comprised of local government financial officials. Such board shall meet at least semi-annually with a primary purpose of providing a representative review of Portfolio, Distributors or CMC service initiatives, as well as providing an informal communication device between shareholders and the Portfolio. CMC understands that the board shall not be responsible for providing any advice with respect to investment matters.

2. Subject to such controls, provisions and procedures as shall be provided to CMC by Distributors or the Trust's transfer agent, CMC shall perform the following functions and shareholder services at its facilities within the boundaries of the State of North Carolina: (i) establishment, maintenance and close-out of customer accounts; (ii) shareholder inquiry, communication and problem resolution services; (iii) completion of shareholder audit confirmations; (iv) receipt of orders for transactions in shares of the Portfolio, and timely conveyance of such orders to the Trust or its transfer agent; and (v) such concomitant duties as are deemed appropriate by Distributors.

a. CMC agrees to comply with its obligations under applicable anti-money laundering ("AML") laws and regulations, including but not limited to its obligations under the United States Bank Secrecy Act, as amended, and the regulations and official guidance thereunder. CMC agrees to assist Distributors and the Portfolios in complying with our and their obligations under applicable AML laws and regulations. Such assistance shall include but not be limited to filing suspicious activity reports, performing any legally required due diligence, collecting and retaining legally required customer information, verifying customer identity and sharing information about suspected money laundering or terrorist activity. Distributors reserves the right, at our discretion, to verify CMC's compliance with this section by, for example, reviewing CMC's AML program. CMC agrees to undertake inquiry and due diligence regarding the customers to whom it offers and/or sells Portfolio shares or on whose behalf CMC purchases Portfolio shares, and to determine that, to CMC's knowledge, no such customers are individuals or entities or are in countries or territories identified on the lists administered by the Office of Foreign Assets Control or a similar list of sanctioned or prohibited persons or places maintained by a US governmental or regulatory body.

3. Subject to such terms as CMC and Distributors shall from time to time agree upon, CMC shall directly bear all costs of rendering the services to be performed under this Agreement, including but not limited to the compensation of personnel necessary to provide such services, and all other costs for travel, office space, facilities, equipment, printing, telephone service, heat, light, power and other utilities.

4. Distributors shall, from time to time, furnish or otherwise make available to CMC such financial reports, proxy statements and other information relating to the business and affairs of the Portfolio as CMC may reasonably require in order to discharge its duties and obligations hereunder.

5. Distributors agrees to pay CMC as soon as practicable after the end of each month and CMC agrees to accept, as full compensation for all services and facilities to be provided hereunder, a fee based on the monthly average of the net assets of the Portfolio determined as of the close of business on each business day throughout the month. The fee shall be payable at an annual rate determined on a cumulative basis pursuant to the following schedule:

The Annual Fee Rate Is
On average daily net assets through $2 billion	0.080%
On average daily net assets in excess of $2 billion through $6 billion	0.070%
On average daily net assets in excess of $6 billion through $10 billion	0.065%
On average daily net assets in excess of $10 billion	0.060%

CMC understands that Distributors, with the consent of CMC, has reserved the right to reduce or waive the distribution fee from time to time. Should the Plan be amended to provide for payments to Distributors that are lower than those made by Distributors to CMC hereunder, Distributors and CMC agree that this Agreement shall be automatically amended to provide for payments to CMC that are no greater than those made to Distributors under the amended Plan.

If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month this Agreement is in effect shall be prorated based on the number of business days during such month that this Agreement was in effect.

6. CMC hereby warrants and represents that it has obtained all regulatory licenses and approvals, and has otherwise done all things legally necessary, to perform its duties under this Agreement; and further represents and warrants that CMC will maintain its legal ability to so perform during the term of this Agreement.

7. This Agreement shall become effective on August 1, 2008, subject to approval by a vote of the Trustees of the Trust, and of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. For the purpose of the Agreement, the terms "interested persons" and "majority of the outstanding voting securities of the Portfolio" are used as defined in the Act.

8. CMC is not authorized to give any information or make any representations with respect to the sale of shares, other than those contained in the appropriate registration statements or prospectuses of the Portfolio filed with the Securities and Exchange Commission under the Securities Act of 1933 (as they may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Portfolio for Distributors' or CMC's use. This shall not be construed to prevent CMC from preparing and distributing sales literature or other material as it may deem appropriate, provided any such material is delivered to Distributors for its approval in advance of its use.

9. This Agreement shall remain in effect until July 31, 2009, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of the Trustees of the Trust and of the Trustees who are not interested persons of the Trust, and who have no direct or indirect financial interest in the operation of this Agreement, cast in person at a meeting called for the purpose of voting on this Agreement. If such annual approval is not obtained, the Agreement shall expire 12 months after the date of the last approval. CMC understands that the Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the amount to be spent for the services therein described shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Portfolio, and (b) any material amendments of the Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

10. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Agreement or by a vote of a majority of the outstanding voting securities of the Portfolio, on not more than sixty days' written notice. Notwithstanding anything contained herein, in the event that the Plan shall terminate or CMC shall fail to satisfactorily perform its responsibilities hereunder, such determination to be made in good faith by Distributors, this Agreement may be terminated effective upon 30 days' written notice to CMC by Distributors.

11. Nothing herein contained shall limit the freedom of CMC or any "affiliated person," as defined in the Act, to render investment supervisory or distribution services to other investment companies, to act as distributor, adviser or investment counselor to other persons, firms or corporations and to engage in other business activities, provided that CMC shall not render investment supervisory, shareholder or distribution services to any other investment company of the Cash Portfolio type whose shares are offered for sale in North Carolina to local governments and public authorities as specified in North Carolina General Statute Section 159-30, as amended, or 20 North Carolina Administrative Code 3.0703, as amended, during the term of this Agreement.

12. The provisions of this Paragraph 12 shall be applicable only with respect to the provision of Distribution Services. The provision of Shareholder Services shall not be affected by this Paragraph 12, but shall be governed by the provisions of Paragraph 13, below. To the extent Distributors is indemnified by the Trust, Distributors will indemnify and hold CMC harmless from judgments against CMC resulting from specific acts or omissions in the performance of Distribution Services under this Agreement which are the result of written instructions of a majority of the Board of Trustees of the Trust so long as there is an express finding that such acts or omissions did not constitute willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or a breach of fiduciary duty.

No provision of this Paragraph 12 shall be deemed to protect CMC against any liability to the Portfolio or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its Distribution Services duties or the reckless disregard of its Distribution Services obligations under this Agreement.

13. The provisions of this Paragraph 13 shall be applicable only with respect to the provision of Shareholder Services. The provision of Distribution Services shall not be affected by this Paragraph 13, but shall be governed by the provisions of Paragraph 12, above.

a. To the extent that Distributors is indemnified by the Trust, Distributors shall indemnify and hold CMC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1) any claim, demand, action or suit brought by any person other than Distributors, which names CMC and/or Distributors as a party and is not based on and does not result from CMC's willful misfeasance, bad faith or negligence or reckless disregard of duties, and arises out of or in connection with CMC's performance hereunder; or

(2) any claim, demand, action or suit (except to the extent contributed to by CMC's willful misfeasance, bad faith or negligence or reckless disregard of duties) which results from the negligence of Distributors, or from CMC's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust or Distributors, or as a result of CMC's acting in reliance upon advice reasonably believed by CMC to have been given by counsel for the Trust.

b. CMC shall indemnify and hold Distributors and its affiliates (including, without limitation, the Trust's transfer agent) harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than CMC, (including without limitation, any suit which names the Trust, Distributors, the Trust's transfer agent, an affiliate of any of the foregoing, and/or CMC), and is based upon and arises out of acts, errors or omissions of CMC constituting negligence, lack of good faith or willful misconduct in the performance of CMC's Shareholder Service duties under this Agreement.

14. In the event that either party requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the "Indemnified Party") shall inform the other party (the "Indemnifying Party") of the relevant facts known to Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter which presents, or appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim which may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party's prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold Indemnified Party harmless hereunder.

15. This Agreement shall automatically terminate in the event of its "assignment," as defined in the Act.

16. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Act. To the extent the applicable law of the Commonwealth of Massachusetts or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

17. CMC is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that any obligations of the Portfolio shall be limited in all cases to the Portfolio and its assets, and neither CMC nor its agents shall seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. In addition, neither CMC nor its agents shall seek satisfaction of any such obligations from the Trustees or any individual Trustee.

18. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by the respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Capital Management of the Carolinas, LLC

	By	/s/J. Calvin Rivers, Jr.
J. Calvin Rivers, Jr.
President

FIDELITY DISTRIBUTORS CORPORATION

	By	/s/John McGinty
John McGinty
Secretary